                                  EXHIBIT 23(j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors/Trustees
Selected American Shares, Inc., Selected Special Shares, Inc., and Selected
Capital Preservation Trust;

We consent to the use of our report dated February 3, 2006, incorporated by reference in the Registration Statements of Selected American Shares, Inc.,
Selected Special Shares, Inc., and Selected Capital Preservation Trust and to
the references to our firm under the headings "Financial Highlights" appearing in each of the Prospectuses for Selected American Shares, Selected Special
Shares, and Selected Daily Government Fund and "Independent Registered Public
Accounting Firm" appearing in the Statement of Additional Information.

                                    KPMG LLP

Denver, Colorado
April 24, 2006